UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2013

THE DIGITAL DEVELOPMENT GROUP CORP.

(Exact name of registrant as specified in its charter)

NEVADA	000-53611	98-0515726
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

6630 Sunset Blvd.

Los Angeles, CA 90028

(Address of principal executive offices)

(800) 783-3128

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement.

Effective January 30, 2013, The Digital Development Group Corp. (the “Company”) entered into a Promissory Note with Martin W. Greenwald, the Company’s Chief Executive Officer, pursuant to which Mr. Greenwald has agreed to loan the Company up to $250,000 to fund Company operations.  The Promissory Note provides that Mr. Greenwald may advance funds to the Company from to time to time, up to the amount of $250,000.  The amounts advanced shall be due within one year from the date of the promissory note and shall accrue interest at 3% per annum.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Re-Pricing of Option Grants

Effective January 30, 2013, the Company approved the re-pricing of all of the 3,370,000 previously granted options under the Company’s 2012 Equity Incentive Plan from $0.451 per share to $0.11 per share.  All of the other terms of the options remained unchanged.  The re-pricing included the following options which were previously granted to the executive officers of the Company:

Officer	Title	Options
Martin W. Greenwald	CEO/Interim CFO	1,000,000
Joe Q. Bretz	President	1,000,000
Alex Frejrud	Chief Creative Director	200,000
Richard Verdoni	Chief Technology Officer	200,000
Kevin Ratcliffe	Chief Marketing Officer	200,000

Option Grants to Executive Officer

On January 30, 2013, the Company granted 200,000 options to Alex Frejrud, the Company’s Chief Creative Director, under the 2012 Plan.  The options for Alex Frejrud (i) have an exercise price of $.11 per share; (ii) vest 1/12 monthly over a period of one year, subject to the continued employment of the officer with the Company, and vest immediately upon a change of control of the Company; (iii) have a 10 year term; and (iv) are subject to the other terms and conditions under the 2012 Plan and grant notices.

Compensation to Martin W. Greenwald

On each of January 21, 2013 and January 28, 2013, the Board of Directors approved the issuance of 300,000 shares of common stock (for a total of 600,000 shares of common stock) to Martin W. Greenwald under the 2013 Equity Incentive Plan as compensation to him under his employment agreement with the Company.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

No.

Description

10.11

Promissory Note dated January 30, 2013 with Martin W. Greenwald

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE DIGITAL DEVELOPMENT GROUP CORP.

Dated: February 4, 2013	By:	/s/ Martin W. Greenwald
Martin W. Greenwald Chief Executive Officer